Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Iowa Telecommunications Services, Inc. and Subsidiaries dated March 25, 2005, appearing in the Annual Report on Form 10-K of Iowa Telecommunications Services, Inc. and Subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Des Moines, IA
May 23, 2005